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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

            DART GROUP ANNOUNCES ELECTION OF LINOWES AND METZENBAUM
                             TO BOARD OF DIRECTORS

           Landover, MD. . . October 22, 1997 . . . Dart Group Corporation (NASDAQ: DARTA), announced that Harry M. Linowes and Howard M. Metzenbaum have been elected to fill newly created positions on its Board of Directors. The other directors of Dart are Herbert H. Haft (Chairman), Richard B. Stone, Douglas M. Bregman, Ronald S. Haft and Bonita A. Wilson.

           It was also announced that Mr. Linowes and Senator Metzenbaum also have been elected to fill new positions on the Boards of Directors of Trak Auto Corporation (NASDAQ: TRKA) and Crown Books Corporation (NASDAQ: CRWN), which are majority-owned by Dart, as well as on the Boards of Directors of Shoppers Food Warehouse Corp. and Total Beverage Corp., which are wholly-owned by Dart.

           The election of Mr. Linowes and Senator Metzenbaum to these Board positions is subject to an order by the Delaware Court of Chancery pursuant to a Standstill Order issued by the Court in December 1995 in pending litigation regarding the ultimate control of Dart. Dart will seek such an order from the Court.

           In addition, Richard B. Stone, who replaced Larry G. Schafran as a Director of Dart earlier this month, has also now replaced Mr. Schafran as a Director of Trak Auto Corporation, Crown Books Corporation, Shoppers Food Warehouse Corp. and Total Beverage Corp. Senator Stone has also assumed the positions of Acting Chief Executive Officer and Chairman of the Executive Committee of Trak Auto Corporation and Chairman of the Executive Committee of Crown Books Corporation. He previously assumed the positions of Acting Chief Executive Officer and Chairman of the Executive Committee of Dart.

           Mr. Linowes, a Certified Public Accountant, is a consultant who served successively as Managing Partner and Senior Partner of BDO Seidman, L.L.P. from 1986 to 1996. Previously, he was Managing Partner of Leopold & Linowes until that firm's merger with BDO Seidman in 1986. He has served in a number of leadership positions in professional organizations in the accounting field, including as Chairman of the Executive Committee of CPA Associates and President of the D.C. Institute of Certified Public Accountants.

           Howard M. Metzenbaum, former United States Senator from Ohio, currently is Chairman of the Consumer Federation of America. Prior to his election to the Senate, Senator Metzenbaum was a co-founder and Chairman of the Board of the Airport Parking Company of America (APCOA). After the merger of APCOA into the International Telephone and Telegraph Corporation, Senator Metzenbaum became Chairman of the Board of ITT Consumer Services Corporation. He also was Chairman of the Board of ComCorp.

Contact:    Marina Ein
            202-223-2922



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